Page	11	of	11	Pages
EXHIBIT B
Joint Filing Agreement
          In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G/A (including amendments thereto) with respect to the common stock, par value $.01 per share of Integra LifeSciences Holdings Corporation, and further agree that this Joint Filing Agreement be included as Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 1 day of February 2010.

TRU ST PARTNERSHIP LP

By:	/s/ Richard E. Caruso		By:	/s/ Richard E. Caruso

	Its:	President		Richard E. Caruso, Ph.D.

PROVCO LEASING CORPORATION
By:	/s/ Richard E. Caruso
Its: President

THE UNCOMMON INDIVIDUAL FOUNDATION
By:	/s/ Richard E. Caruso
Its: President